As filed with the Securities and Exchange Commission on May 31, 2001.

                                             Registration No. __________________

================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                                   ----------

                       AFFILIATED COMPUTER SERVICES, INC.
             (Exact name of registrant as specified in its charter)

                DELAWARE                                       51-0310342
     (State or other jurisdiction of                        (I.R.S. Employer
     incorporation or organization)                      Identification Number.)

                            2828 NORTH HASKELL AVENUE
                               DALLAS, TEXAS 75201
                    (Address of principal executive offices)

                                   ----------

                 AFFILIATED COMPUTER SERVICES, INC. SAVINGS PLAN
                   ACS BUSINESS PROCESS SOLUTIONS SAVINGS PLAN
                        ACS SHARED SERVICES SAVINGS PLAN
             ACS DESKTOP SOLUTIONS, INC. 401(k) PROFIT SHARING PLAN
                ACS DEFENSE, INC. PROFIT SHARING AND 401(k) PLAN
                       THE 401(k) SAVINGS PLAN FOR ACS-GSG
                              (Full title of Plans)

                                   ----------

                         WILLIAM L. DECKELMAN, JR., ESQ.
             EXECUTIVE VICE PRESIDENT, SECRETARY AND GENERAL COUNSEL
                       AFFILIATED COMPUTER SERVICES, INC.
                            2828 NORTH HASKELL AVENUE
                               DALLAS, TEXAS 75201
                                 (214) 841-6144
               (Name, address, phone number of agent for service)

                                   ----------

                                    COPY TO:

                               James S. Ryan, III
                              Jackson Walker L.L.P.
                           901 Main Street, Suite 6000
                               Dallas, Texas 75202

                         CALCULATION OF REGISTRATION FEE

==================================================================================================================
Title of                                     Amount        Proposed Maximum    Proposed Maximum        Amount of
Securities                                    to be         Offering Price    Aggregate Offering     Registration
to be Registered                          Registered(2)      Per Share(3)          Price(3)             Fee(3)
------------------------------------------------------------------------------------------------------------------
Class A Common Stock(1)                      500,000            $71.23          $35,615,000.00         $8,905.00
==================================================================================================================

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933 (the "Act"), this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans (the "Plans") described herein.

(2) Pursuant to Rule 416(a) under the Act, this Registration Statement also registers such indeterminate number of additional shares as may be issuable under the Plans in connection with share splits, share dividends or similar transactions.

(3) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and 457(h) under the Act, the offering price and registration fee are based on a price of $71.23 per share, which price is an average of the high and low prices of the Common Stock on the New York Stock Exchange on May 29, 2001.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.           PLAN INFORMATION

         This registration statement (this "Registration Statement") includes two forms of prospectus. The documents constituting the prospectus under Part I of this Registration Statement (the "Plan Prospectus") will be sent or given to participants in the Affiliated Computer Services, Inc. Savings Plan, the ACS Business Process Solutions Savings Plan, the ACS Shared Services Savings Plan, the ACS Desktop Solutions, Inc. 401(k) Profit Sharing Plan, the ACS Defense, Inc. Profit Sharing and 401(k) Plan, and The 401(k) Savings Plan for ACS-GSG (each a "Plan" and collectively, the "Plans") as specified by Rule 428(b)(1) under the Securities Act of 1933 (the "Act"), as amended. The second prospectus (the "Resale Prospectus") may be used in connection with reoffers and resales of shares of Class A common stock (the "Common Stock") of Affiliated Computer Services, Inc. (the "Company") acquired by Plan participants prior to the date of this Registration Statement. The Plan Prospectus has been omitted from this Registration Statement as permitted by Part I of Form S-8. The Resale Prospectus is filed as part of this Registration Statement as required by Form S-8.

ITEM 2.           REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

         Upon written or oral request, the Company will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in both the Plan Prospectus and the Resale Prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to employees pursuant to Rule 428(b) under the Act. Requests for the above mentioned information, should be directed to Affiliated Computer Services, Inc., Attention: William L. Deckelman, Jr., Executive Vice President, Secretary and General Counsel, 2828 North Haskell Avenue, Dallas, Texas 75204; telephone:
(214)841-6111.

                                   PROSPECTUS

                       AFFILIATED COMPUTER SERVICES, INC.
                            2828 NORTH HASKELL AVENUE
                               DALLAS, TEXAS 75201

                     500,000 SHARES OF CLASS A COMMON STOCK

         This prospectus (this "Prospectus") relates to the offer and sale of up to 500,000 shares of Class A common stock, par value $0.01 (the "Common Stock") of Affiliated Computer Services, Inc. (the "Company") from time to time by the stockholders of the Company identified on pages 15, 16 and 17 of this Prospectus (the "Selling Stockholders"). The Common Stock is issuable to the Selling Shareholders from time to time under the Affiliated Computer Services, Inc. Savings Plan, the ACS Business Process Solutions Savings Plan, the ACS Shared Services Savings Plan, ACS Desktop Solutions, Inc. 401(k) Profit Sharing Plan, the ACS Defense, Inc. Profit Sharing and 401(k) Plan, and The 401(k) Savings Plan for ACS-GSG (each a "Plan," and collectively, the "Plans").

         The Common Stock may be sold from time to time by the Selling Stockholders or by permitted transferees. The Common Stock is quoted on the New York Stock Exchange (the "NYSE") under the symbol "ACS" and may be sold from time to time by the Selling Stockholders either directly in private transactions, or through one or more brokers or dealers on the NYSE, or any other market or exchange on which the Common Stock is quoted or listed for trading, at such prices and upon such terms as may be obtainable.

         Upon any sale of the Common Stock offered hereby, the Selling Stockholders and participating agents, brokers, dealers or market makers may be deemed to be underwriters as that term is defined in the Securities Act of 1933, as amended (the "Act"), and commissions or discounts or any profit realized on the resale of such securities purchased by them may be deemed to be underwriting commissions or discounts under the Act. The Company will not receive any of the proceeds from the sales by the Selling Stockholders.

         No underwriter is being utilized in connection with this offering. The Company will pay all expenses incurred in connection with this offering.

                                   ----------

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED WHETHER THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is May 31, 2001

                                TABLE OF CONTENTS



WHERE YOU CAN FIND MORE INFORMATION...............................................................................2

INFORMATION INCORPORATED BY REFERENCE.............................................................................3

AFFILIATED COMPUTER SERVICES, INC.................................................................................4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS.................................................................4

RISK FACTORS......................................................................................................5

USE OF PROCEEDS..................................................................................................15

SELLING STOCKHOLDERS.............................................................................................15

PLAN OF DISTRIBUTION.............................................................................................18

LEGAL MATTERS....................................................................................................18

EXPERTS..........................................................................................................18

                                   ----------

         You should only rely on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of this Prospectus.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy this information, for a copying fee, at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for more information on its public reference rooms. Our Commission filings are also available to the public from commercial document retrieval services and at the web site maintained by the Commission at http://www.sec.gov.

         Our common stock is traded on the New York Stock Exchange and, therefore, the information we file with the Commission may also be inspected at the offices of the New York Stock Exchange, located at 20 Broad Street, New York, NY 10005.

         We have filed with the Commission a registration statement on Form S-8 to register with the Commission the resale of the shares of the Common Stock described in this Prospectus. This Prospectus is part of that registration statement, and provides you with a general description of the shares of the Common Stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about us, and the shares of Common Stock being registered.

                      INFORMATION INCORPORATED BY REFERENCE

         The Commission allows us to "incorporate by reference" information into this Prospectus, which means that we can disclose important information to you by referring to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this Prospectus, except for information superseded by this Prospectus. The Prospectus incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about the Company and its finances.

         (1)      Annual Report on Form 10-K for the year ended June 30, 2000;

         (2) Quarterly Report on Form 10-Q for the quarter ended September 30, 2000;

         (3) Quarterly Report on Form 10-Q for the quarter ended December 31, 2000;

         (4)      Quarterly Report on Form 10-Q for the quarter ended March 31,
                  2001;

         (5) Current Reports on Form 8-K filed July 14, 2000, September 21, 2000, March 8, 2001, and April 4, 2001; and

         (6) The description of the Common Stock, contained in the Company's Registration Statement on Form 8-A, dated September 26, 1994, including any amendment or report filed for the purpose of updating such description.

         We are also incorporating by reference additional documents that we may file with the Commission in the future under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

         If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the Commission. Documents incorporated by reference are available from us without charge. Stockholders may obtain documents incorporated by reference into this Prospectus by requesting them in writing or by telephone from:

         Affiliated Computer Services, Inc.
         Attention: William L. Deckelman, Jr.
         Executive Vice President, Secretary and General Counsel
         2828 North Haskell Avenue
         Dallas, Texas 75204
         Telephone: (214) 841-6111

                       AFFILIATED COMPUTER SERVICES, INC.

         We provide a full range of information technology services to clients which have time-critical, transaction-intensive information processing needs. Our services include technology outsourcing, business process outsourcing and systems integration services. We are based in Dallas, Texas and have offices primarily in North America, as well as Central America, South America, Europe, Africa and the Middle East.

         We were formed in 1988 to participate in the trend to outsource information processing requirements to third parties which enables businesses to focus on core operations, respond to rapidly changing technologies and reduce data processing expenses. Our business strategy is to expand our client base and enhance our service offerings through both internal marketing and the acquisition of complementary companies. Our marketing efforts focus on developing long-term relationships with clients that choose to outsource mission critical business processes and information technology requirements. Our revenues have increased from $534 million in fiscal year 1995 to $1.96 billion in fiscal year 2000, a compound growth rate of 30%. Of this growth, approximately 14% resulted from internal growth and 16% resulted from growth through acquisitions. Since inception through December 31, 2000, we have completed 52 acquisitions, which have resulted in geographic expansion, growth and diversification of our customer base, expansion of services and products offered, and increased economies of scale. Approximately 89% of our revenues for the past three fiscal years were recurring revenues, which are revenues derived from services that our clients use each year in connection with their ongoing businesses.

         We provide business process outsourcing, systems integration services and technology outsourcing in two primary markets. Our largest market is the commercial sector, which accounts for approximately two-thirds of our annual revenues and serves a variety of clients nationwide, including retailers, local municipalities, federal and state agencies, healthcare providers, telecommunications companies, wholesale distributors, manufacturers, utilities, financial institutions and insurance companies. We also serve the federal government market, which accounts for approximately one-third of our annual revenues. Within our federal government business, approximately half of our revenues are derived from civilian agencies with the remaining half from Department of Defense agencies.

         During 2000, we executed a plan to divest certain non-strategic operations in order to focus on our core information technology outsourcing and business process outsourcing operations. We sold our ATM processing business, commercial staffing business and other small professional services businesses. These business units collectively comprised approximately 15% of fiscal year 2000 consolidated revenues.

         Our principal executive offices are located at 2828 North Haskell Avenue, Dallas, Texas 75204. Our telephone number at that location is (214) 841-6111.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements. These statements relate to our, and in some cases our customers' or partners', future plans, objectives, expectations, intentions and financial performance, and the assumptions that underlie these statements. In some cases, you can identify forward-looking statements because they use terms such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts,"

"should" or "will" or the negative of those terms or other comparable words. These statements involve known and unknown risks, uncertainties and other factors that may cause industry trends or our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these statements. These factors include those listed under "Risk Factors" and elsewhere in this Prospectus.

         Although we believe that expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We will not update any of the forward-looking statements after the date of this Prospectus to conform these statements to actual results or changes in our expectations, except as required by law.

         You should not place undue reliance on these forward-looking statements, which apply only as of the date of this Prospectus.

                                  RISK FACTORS

         Any investment in the Common Stock involves a high degree of risk. You should carefully consider the following information about risks, together with other information contained in this Prospectus, before making an investment decision. Additional risks and uncertainties not known to us or that we now believe to be unimportant could also impair our business. If any of the following risks actually occur, our business, results of operations and financial condition could suffer significantly. As a result, the market price of the Common Stock could decline, and you may lose all or a part of your investment in the Common Stock. Some of the risks that could cause our results to vary are discussed below.

LOSS OF SIGNIFICANT CLIENTS, SUCH AS THE DEPARTMENT OF EDUCATION OR OTHER MAJOR CLIENTS, COULD HURT OUR BUSINESS BY REDUCING OUR REVENUES AND PROFITABILITY.

         Our success depends substantially upon retaining our significant clients. Generally, we may lose clients due to merger or acquisition, business failure, contract expiration, conversion to a competing service provider or conversion to an in-house data processing system. We cannot guarantee that we will be able to retain long-term relationships or secure renewals of short-term relationships with our significant clients in the future.

         We incur a high level of fixed costs related to our technology outsourcing and business process outsourcing clients. These fixed costs result from significant investments in data processing centers, including computer hardware platforms, computer software, facilities, and client service infrastructure. The loss of any one of our significant clients could leave us with a significantly higher level of fixed costs than is necessary to serve our remaining clients, thereby reducing our profitability.

         We also are vulnerable to reduced processing volumes from our clients, which could occur due to business downturns, product liability issues, work stoppages by organized labor, or other business reasons. Many of our clients are in industries that are currently undergoing significant consolidation. In the past, we have modified contracts on terms that have been both adverse and beneficial, and it is possible that future adverse modifications may occur. Our five largest clients accounted for approximately 18% of our revenue for the fiscal year ended June 30, 2000. For the fiscal year ended June 30, 1999, our five largest clients accounted for approximately 19% of our revenue. Approximately 7% of our revenue in fiscal 2000 and fiscal 1999 came from services performed for the Department of Education. Our agreement with the Department of Education expires in September 2003; however, the agreement contains provisions allowing the Department of Education to terminate the contract prior to the expiration date without cause. If the Department of Education terminates the contract, we would generally be reimbursed for the then remaining unamortized costs incurred with respect to providing the services under the contract, except to the extent that we are able to use any hardware, software or other resources for other purposes. Our relationship with the Department of Education is also subject to the risks of the reduction or modification of the contract due to changing needs and requirements or to unavailability of funds from the United States government. Our government contracts allow for termination at any time without cause and contain extensive audit rights, either of which could hurt our revenues and profits. We cannot assure you that the Department of Education will not cancel or modify the contract or that we will maintain our historic level of revenue or profit from this relationship.

         After the Department of Education, our next four largest clients accounted for approximately 11% of our revenue in fiscal 2000 and fiscal 1999, and our agreements with these clients have remaining terms of one to five years.

WE MUST MAKE SIGNIFICANT CAPITAL INVESTMENTS IN ORDER TO ATTRACT AND RETAIN LARGE OUTSOURCING AGREEMENTS. THESE INVESTMENTS MAY BECOME IMPAIRED IF OUR CLIENTS' FINANCIAL CONDITION DETERIORATES.

         We must make significant capital investments in order to attract and retain large outsourcing agreements. We sometimes must purchase assets such as computing equipment and purchased software, assume financial obligations such as computer lease and software maintenance obligations, make investments in securities issued by clients, incur capital expenditures or incur expenses necessary to provide outsourcing services to a client. We cannot guarantee that we will be able to finance and properly evaluate these assets and investments.

         We record these investments and asset purchases at fair market value. We record the remainder of the purchase amount as intangible assets, which are then amortized over the term of each contract. The termination of a client contract or the deterioration of the financial condition of a client has in the past, and may in the future result, in an impairment of the net book value of the assets recorded.

COMPETITION IN OUR MARKETS COULD FORCE US TO LOWER PRICES OR CAUSE US TO LOSE BUSINESS TO OUR COMPETITORS.

         We cannot guarantee that we will be able to compete successfully in the future. We expect to encounter additional competition as we address new markets and as the computing and communications markets converge. If we are forced to lower our pricing or if demand for our services decreases, our business, financial condition, and results of operations will be materially and adversely affected. Our markets are intensely competitive and highly fragmented. Our market share represents a small percentage of the total technology services market. Our clients' requirements and the technology available to satisfy those requirements continually change. Our principal competitors include Electronic Data Systems Corporation, First Health, Unisys, Maximus, FYI, Inc., National Processing Company, IBM Global Services, Computer Sciences Corporation and several other national, regional and local competitors. Many of our competitors have greater financial, technical, and operating resources and a larger client base than we do. They may be able to use their resources to adapt more quickly to new or emerging technologies or to devote greater resources to the promotion and sale of their products and services. Many of our largest competitors have a greater international presence than us and offer a broader range of services. In addition, we must frequently compete with a client's own internal information technology capability, which may constitute a fixed cost for the client.

WE MAY HAVE DIFFICULTIES EXECUTING OUR ACQUISITION STRATEGY, WHICH COULD HURT OUR FUTURE GROWTH AND FINANCIAL CONDITION.

         We intend to continue to expand our business through acquisitions of companies. Through acquisitions, we intend to expand our geographic presence, to expand the products and services we offer to existing clients and to enter new markets. Since our inception in June 1988 through December 31, 2000, we have completed 52 acquisitions. Approximately one-half of our revenue growth during the five years ended June 30, 2000 was due to acquisitions. We regularly evaluate potential acquisition candidates. Risks that we may encounter in our acquisitions include:

         o higher acquisition prices due to increased competition for acquisitions;

         o        fewer suitable acquisition candidates at acceptable prices;

         o        insufficient capital resources for acquisitions;

         o inability to successfully integrate or operate acquired companies;

         o loss of key management and other employees of acquired companies; and

         o        departure of key clients of acquired companies.

         Although we have not experienced the problem to date, governmental and regulatory constraints could prevent some acquisitions in the future. We cannot assure you that any future acquisitions will be successfully integrated or will be advantageous to us. Without additional acquisitions, we are unlikely to maintain historical growth rates. If our acquisition strategy fails, our business, financial condition and results of operations could be materially and adversely affected.

RAPID TECHNOLOGICAL CHANGES REQUIRE US TO COMMIT SUBSTANTIAL RESOURCES AND COULD AFFECT OUR ABILITY TO ATTRACT AND RETAIN CLIENTS.

         The markets for our information technology services are subject to rapid technological changes and rapid changes in client requirements. To compete, we commit substantial resources to operating multiple hardware platforms, to customizing third-party software programs and to training client personnel and our personnel in the use of new technologies. Information processing is shifting toward client-server and web-based systems, in which individual computers or groups of personal computers and mid-range systems replace mainframe systems.

This trend could adversely affect our business and financial results. Future hardware and software products may be able to process large amounts of data more cost-effectively than existing mainframe platforms which we use in much of our business.

         We have committed substantial resources to developing outsourcing solutions for these distributed computing environments, but we cannot guarantee that we will be successful in customizing products and services that incorporate new technology on a timely basis. We also cannot guarantee that we will continue to be able to deliver the services and products demanded by the marketplace.

OUR RELIANCE ON SIGNIFICANT SOFTWARE VENDOR RELATIONSHIPS COULD RESULT IN SIGNIFICANT EXPENSE OR INABILITY TO SERVE OUR CLIENTS IF WE LOSE THESE RELATIONSHIPS.

         Our ability to service our clients depends to a large extent on our use of various software programs that we license from a small number of primary software vendors. We may not be able to replace them with alternative vendors. If our significant software vendors assert claims against us for infringement of intellectual property rights or other claims of breach of our contracts with them, or if they attempt to re-price our licenses or require us to cure a claimed breach under a license agreement, we could be required to expend significant resources to resolve these matters. If our significant vendors were to terminate or refuse to renew our contracts with them, we might not be able to replace the related software programs and would be unable to serve our clients. As a result our business would be materially adversely affected.

OUR CONTRACTS CONTAIN TERMINATION PROVISIONS AND PRICING RISKS THAT CREATE UNCERTAIN REVENUE STREAMS THAT COULD DECREASE OUR REVENUES AND PROFITABILITY.

         Some of our contracts with clients permit termination in the event our performance is not consistent with service levels specified in those contracts. Some of our government clients can terminate their contracts for any reason or no reason. Our clients' ability to terminate contracts creates an uncertain revenue stream. If clients are not satisfied with our level of performance, our reputation in the industry may suffer, which could also materially and adversely affect our business, financial condition, and results of operations.

         Some of our contracts contain pricing provisions that require the client to pay a set fee for our services regardless of whether our costs to perform these services exceed the amount of the set fee. Many of our technology outsourcing and business process outsourcing contracts provide for credits for our clients if we fail to achieve specific contract standards. Some of our contracts contain re-pricing provisions which can result in reductions of our fees for performing our services. In these situations, we could incur significant unforeseen costs or financial penalties in performing the contract.

         Technology costs have been dropping for many years and are continuing to do so due in large part to hardware technology advances. New contracts are generally priced at lower unit rates than historical contracts. We sometimes renegotiate client contracts in advance of the scheduled expiration date and will lower our charges in return for other contractual considerations. If we are not able to lower our technology costs to keep up with market rates, then our business, financial condition, and results of operations could be adversely affected.

WE HAVE RISKY INVESTMENTS IN SOME SMALL TECHNOLOGY COMPANIES WHO ARE IN VARIOUS STAGES OF DEVELOPMENT.

         We have made investments in, and have received equity and/or debt of, various development-stage or emerging technology companies. We anticipate that we may continue to periodically make other investments in similar companies. We are generally a passive investor in such companies and have little or no control in their development and management. We cannot guarantee that we have properly evaluated these companies and investments, or that we will be able to do so in the future. These investments are risky and illiquid, and we may lose some or all of the amount we have invested. The failure of any of these companies to develop or effectively execute its business plan may result in an impairment of the net book value of the assets recorded.

FAILURE TO PROPERLY MANAGE OUR OPERATIONS AND OUR GROWTH COULD HURT OUR ABILITY TO SERVICE OUR EXISTING CLIENTS, AND COULD IMPEDE OUR ABILITY TO ATTRACT NEW BUSINESS.

         We have rapidly expanded our operations in recent years. We intend to continue expansion in the foreseeable future to pursue existing and potential market opportunities. This rapid growth places a significant demand on our management and operational resources. In order to manage growth effectively, we must implement and improve our operational systems, procedures, and controls on a timely basis. If we fail to implement these systems, procedures and controls on a timely basis, we may not be able to service our clients' needs, hire and retain new employees, pursue new business, complete future acquisitions or operate our businesses effectively. We could also trigger contractual credits to clients. Failure to properly integrate acquired operations with vendors' systems could result in increased cost. As a result of any of these problems associated with expansion, our business, financial condition and results of operations could be materially and adversely affected.

OUR GOVERNMENT CONTRACTS ALLOW FOR TERMINATION AT ANY TIME WITHOUT CAUSE AND CONTAIN EXTENSIVE AUDIT RIGHTS, EITHER OF WHICH COULD HURT OUR REVENUES AND PROFITS.

         Loss or termination of one or more large government contracts could have a material adverse effect on our business and financial results. Approximately one-third of our revenue in fiscal 2000 was derived from contracts with the United States government or its agencies. We have over 103 active prime contracts and numerous active subcontracts with the United States government or its agencies. The largest of these contracts accounted for approximately 7% of our revenue for fiscal 2000 and fiscal 1999. Government contracts, by their terms, generally can be terminated for convenience by the government. This means that the government may terminate the contract at any time, without cause. In some instances, we will receive compensation only for the services provided or costs incurred at the time of termination. Many of our government contracts contain base periods of one or more years, as well as one or more option periods that may cover more than half of the potential contract duration. The government generally has the right not to exercise the renewal option periods. Its failure to exercise option periods could curtail the contract term of some of our government contracts. The government's termination of, or failure to exercise option periods for, significant government contracts could have a material adverse effect on our business and financial results.

         Government contracts are generally subject to audits and investigations by government agencies. These audits and investigations involve a review of the contractor's performance on its contracts, as well as its pricing practices, its cost structure, and its compliance with applicable laws, regulations and standards. If the government finds that we improperly charged any costs to a contract, the costs are not reimbursable. If already reimbursed, the cost must be refunded to the government. If the government discovers improper or illegal activities in the course of audits or investigations, the contractor may be subject to various civil and criminal penalties and administrative sanctions, which may include termination of contracts, forfeiture of profits, suspension of payments, fines and suspensions or debarment from doing business with the government. In recent years, the government has substantially increased the personnel and resources it devotes to audits and investigations and has encouraged auditors and investigators to emphasize the detection of fraud or improper activities. We believe that this high level of industry scrutiny will continue for the foreseeable future. The government could subject us to similar scrutiny in the future. Any resulting penalties or sanctions could have a material adverse effect on our business and financial results.

FEDERAL REGULATIONS RELATING TO CONFIDENTIALITY OF HEALTH DATA COULD REQUIRE US TO MAKE SIGNIFICANT EXPENDITURES FOR NEW TECHNOLOGY AND SUBJECT US TO INCREASED COMPLIANCE RISKS.

         In 1996, Congress passed the Health Insurance Portability and Accountability Act ("HIPAA") which required the Secretary of Health and Human Services ("HHS") to establish standards for information sharing, security and confidentiality with regard to health data of individuals. In August 2000, HHS published final rules relating to the standardization of information used in common healthcare information processing transactions, which rules require compliance by October 2002. In December 2000, HHS published its final health data privacy regulations which will take effect in April 2003. These regulations restrict the use and disclosure of personally identifiable health information without the prior consent and/or authorization of the patient. HHS has not yet issued final rules on the security provisions under HIPAA and has indicated that it will issue further guidelines and enforcement advice on the regulations it has issued in final form. The final security rules, if and when issued, and the guidelines and enforcement advice may differ from the proposed security rules and the other currently-final regulations. We cannot predict the potential impact of the final rules or the anticipated changes in the currently-final regulations. In addition, the Texas legislature is currently considering similar legislation that will address medical record privacy and restrict the uses and disclosures of individually identifiable health information, and other federal or state privacy legislation may be enacted at any time.

         These laws or regulations, if and when adopted, could restrict our ability to obtain, use, process or disseminate the individually identifiable health information of our employees and the employees of our processing clients. We process personally identifiable health data for many of our clients. In connection with our services we and our clients will be required to comply with HIPAA. We may be required to implement new technology and security features to protect the privacy and integrity of such health data. Our compliance with these new laws or regulations could require significant expenditures on our part. Expenditures necessary for our own internal HIPAA compliance will not be directly chargeable to our clients.

         While we believe that our compliance efforts undertaken on behalf of our clients will result in an increase in our charges to such clients, we cannot guarantee that such increases will occur. Furthermore, HIPAA subjects us in certain instances, as a service provider, to liability and monetary penalties for failure to comply with HIPAA when processing personally identifiable health data maintained by our clients. If we fail to comply with HIPAA in connection with such processing services, we could incur liability under these provisions.

OUR HIGH TURNOVER OF TECHNICALLY SKILLED EMPLOYEES REQUIRES THAT WE DEVOTE SUBSTANTIAL RESOURCES TO ATTRACT AND RETAIN THEM. THE FAILURE TO ATTRACT AND RETAIN TECHNICAL PERSONNEL AND SKILLED MANAGEMENT COULD HURT OUR ABILITY TO GROW AND MANAGE OUR BUSINESS.

         Our success depends to a significant extent upon our ability to attract, retain and motivate highly skilled and qualified personnel. If we fail to attract, train, and retain sufficient numbers of these technically-skilled people, our business, financial condition, and results of operations will be materially and adversely affected. Competition for personnel is intense in the information technology services industry, and recruiting and training personnel requires substantial resources. We must continue to grow internally by hiring and training technically-skilled people in order to perform services under our existing contracts and new contracts that we will enter into. The people capable of filling these positions are in great demand and recruiting and training these personnel require substantial resources. Despite increasing our expenditures to hire and retain a technically-skilled workforce, our business still experiences significant turnover. Our success also depends on the skills, experience, and performance of key members of our management team. The loss of any key employee could have an adverse effect on our business, financial condition and results of operations and prospects. Other than with Darwin Deason, we have not entered into employment agreements with any of our key personnel, although we have entered into severance agreements with certain of our executive officers and we may in the future enter into employment agreements with our key personnel.

DARWIN DEASON HAS SUBSTANTIAL CONTROL OVER OUR COMPANY AND CAN AFFECT VIRTUALLY ALL DECISIONS MADE BY OUR STOCKHOLDERS.

         Darwin Deason, our Chairman of the Board, beneficially owns 3,299,686 shares of Class B Common Stock and 2,504,174 shares of the Common Stock as of March 1, 2001. Mr. Deason controls approximately 45% of the total voting power of the Company (based on total shares of common stock outstanding as of March 1, 2001). As a result, Mr. Deason has the requisite voting power to significantly affect virtually all decisions made by the Company and our stockholders, including the power to block corporate actions such as an amendment to most provisions of our certificate of incorporation. In addition, Mr. Deason may significantly influence the election of directors and any other action requiring shareholder approval. Mr. Deason serves as the one-person nominations committee to our Board of Directors and thus recommends management's slate of directors to be proposed by the Board to our shareholders. In the spring of 1999, Mr. Deason was succeeded by Jeffrey A. Rich as Chief Executive Officer. Mr. Deason has an employment contract including severance arrangements, which has an expiration date of May 2004, and is annually renewable thereafter.

LEGAL PROCEEDINGS, INCLUDING A $17 MILLION JUDGMENT, COULD RESULT IN MATERIAL CHARGES AGAINST EARNINGS.

         On December 16, 1998, a state district court in Houston, Texas entered final judgment against us in a lawsuit brought by twenty-one former employees of Gibraltar Savings Association and/or First Texas Savings Association (collectively, "GSA/FTSA"). The GSA/FTSA employees alleged that they were entitled to the value of 401,541 shares of our stock pursuant to options issued to the GSA/FTSA employees in 1988 in connection with a former data processing services agreement between GSA/FTSA and us. The judgment against us was for approximately $17,000,000, which includes attorneys' fees and pre-judgment interest, but excludes additional attorneys' fees of approximately $850,000 which could be awarded in the event the plaintiffs are successful upon appeal and final judgment. We continue to believe that we have meritorious defenses to all or a substantial portion of the plaintiffs' claims. We filed our appeal of the judgment on March 15, 1999 and are vigorously pursuing the appeal. The plaintiffs also filed a notice of appeal and are pursuing their appeal. Should the proceedings not be favorably resolved on appeal, we would be subject to a charge equal to the amount of any final judgment, fees and interest awarded in favor of the plaintiffs.

         Government contracts are subject to review and audit by various governmental authorities in the normal course of our business. Cost audits have been completed through fiscal 1998 for a majority of the federal government business operations. In management's opinion, any such reviews and the results of cost audits for subsequent fiscal years will not have a material effect on our financial position or results of operations.

         We are subject to certain other legal proceedings, claims and disputes which arise in the ordinary course of business. Although we cannot predict the outcomes of these legal proceedings, management does not believe these actions, in the aggregate, will have a material adverse effect on our financial position, results of operations or liquidity.

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW COULD DETER TAKEOVER ATTEMPTS THAT STOCKHOLDERS MAY THINK ARE IN THEIR BEST INTERESTS.

         Some provisions in our certificate of incorporation and bylaws could also delay, defer, prevent or make more difficult a merger, tender offer, or proxy contest involving our capital stock. Our stockholders might view transactions such as these as being in their best interests because, for example, a change of control might result in a price higher than the market price for shares of the Common Stock. Among other things, these provisions:

         o require an 80% vote of the stockholders to amend some provisions of our certificate of incorporation;

         o require an 80% vote of the stockholders to amend some provisions of our bylaws;

         o permit only our Chairman, President or a majority of the Board of Directors to call stockholder meetings;

         o authorize our Board of Directors to issue up to 3,000,000 shares of preferred stock in series with the terms of each series to be fixed by our Board of Directors;

         o authorize our Board of Directors to issue Class B Common Stock, which shares are entitled to ten votes per share;

         o permit directors to be removed, with or without cause, only by a vote of at least 80% of the combined voting power; and

         o specify advance notice requirements for stockholder proposals and director nominations to be considered at a meeting of stockholders.

         In addition, with some exceptions, Section 203 of the Delaware General Corporation Law restricts mergers and other business combinations between us and any holder of 15% or more of our voting stock.

         We also have a stockholder rights plan. Under this plan, after the occurrence of specified events, our stockholders will be able to buy stock from us or our successor at reduced prices. These rights will not extend, however, to persons participating in takeover attempts without the consent of our Board of Directors. Accordingly, this plan could delay, defer or prevent a change of control of our company.

         Further, we have entered into severance agreements with certain of our executive officers, which may have the effect of discouraging an unsolicited takeover proposal. Finally, Mr. Deason's ownership of approximately 45% of the voting power of our capital stock could have the effect of delaying, deterring or preventing a takeover of our company. See "Darwin Deason has substantial control over our company and can affect virtually all decisions made by our stockholders" for additional information about Mr. Deason's ownership.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS COULD REQUIRE US TO INCUR SUBSTANTIAL COSTS TO DEFEND THE CLAIMS, CHANGE OUR SERVICES, PURCHASE NEW LICENSES OR REDESIGN OUR USE OF CHALLENGED TECHNOLOGY.

         We and other companies in our industry rely heavily on the use of intellectual property. We do not own the majority of the software that we use to run our business; instead we license this software from a small number of primary vendors. If these vendors assert claims that we or our clients are infringing on their software or related intellectual property, we could incur substantial costs to defend these claims.

         In addition, if any of our vendors' infringement claims are ultimately successful, our vendors could require us (1) to cease selling or using products or services that incorporate the challenged software or technology, (2) to obtain a license or additional licenses from our vendors, or (3) to redesign our products and services which rely on the challenged software or technology. We are not currently involved in any material intellectual property litigation, but could be in the future to protect our trade secrets or know-how, or to defend ourselves or our clients against alleged infringement claims.

AVAILABILITY OF SIGNIFICANT AMOUNTS OF THE COMMON STOCK FOR SALE COULD CAUSE THE MARKET PRICE OF THE COMMON STOCK TO DROP.

         There is a substantial number of shares of the Common Stock that may be issued and subsequently sold under the Plans, upon exercise of employee stock options, and upon conversion of our Class B Common Stock, our 4% convertible subordinated notes and our 3.5% convertible subordinated notes. The sale or issuance of additional shares of the Common Stock could adversely affect the prevailing market price of the Common Stock.

WE MAY, IN THE FUTURE, BE EXPOSED TO RISKS RELATED TO INTERNATIONAL OPERATIONS WHICH COULD INCREASE OUR COSTS AND HURT OUR BUSINESS.

         We currently have limited operations in many countries around the world but may increase our international presence in the future. Risks that affect international operations include:

         o        fluctuations in currency exchange rates;

         o        complicated licensing and work permit requirements;

         o        variations in the protection of intellectual property rights;

         o        restrictions on the ability to convert currency; and

         o additional expenses and risks inherent in conducting operations in geographically distant locations, with clients speaking different languages and having different cultural approaches to the conduct of business.

THE PRICE OF OUR COMMON STOCK MAY FLUCTUATE SIGNIFICANTLY, WHICH MAY RESULT IN LOSSES FOR INVESTORS.

         The market price for the Common Stock has been and may continue to be volatile. For example, during the 52-week period ended February 28, 2001, the closing prices of the Common Stock as reported on the New York Stock Exchange ranged from a high of $68.40 to a low of $31.31. We expect our stock price to be subject to fluctuations as a result of a variety of factors, including factors beyond our control. These factors include:

         o actual or anticipated variations in our quarterly operating results;

         o announcements of technological innovations or new products or services by us or our competitors;

         o announcements relating to strategic relationships or acquisitions;

         o changes in financial estimates or other statements by securities analysts;

         o        changes in general economic conditions;

         o        conditions or trends affecting the outsourcing industry; and

         o changes in the economic performance and/or market valuations of other information technology companies.

         Because of this volatility, we may fail to meet the expectations of our stockholders or of securities analysts at some time in the future, and our stock price and therefore the price of our notes could decline as a result.

         In addition, the stock market has experienced significant price and volume fluctuations that have particularly affected the trading prices of equity securities of many high technology companies. These fluctuations have often been unrelated or disproportionate to changes in the operating performance of these companies. Any negative change in the public's perception of information technology companies could depress our stock price regardless of our operating results.

OTHER RISKS, UNKNOWN OR IMMATERIAL TODAY, MAY BECOME KNOWN OR MATERIAL IN THE FUTURE.

         We have attempted to identify material risk factors currently affecting our business and company. However, additional risks that we do not yet know of, or that we currently think are immaterial, may occur or become material. These risks could impair our business operations or adversely affect revenues or profitability.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale of the Common Stock by the Selling Stockholders to the public pursuant to this Prospectus. All proceeds from the sale of the Common Stock by the Selling Stockholders will be for the account of the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table lists the names of certain Selling Stockholders and the number of shares of the Common Stock to be sold by them pursuant to this Prospectus. Pursuant to Form S-8 General Instruction C(3)(b), certain Selling Stockholders who are not Affiliates (as defined in Rule 405 under the Act) and who hold less than the lesser of 1000 shares or 1% of the shares of the Common Stock issuable under the Plans to which this Prospectus relates are not listed below. Each of such Selling Stockholders not listed below may sell to the public pursuant to this Prospectus up to the lesser of 1000 shares or 1% of the shares of the Common Stock issuable under the Plans.

                                                                                                    Number of Shares
                                                       Number of Shares      Number of Shares       Owned After the
Selling Stockholder*      Position in Company          Owned(1)              Offered(2)             Offering(2)

John Adams                Principal Systems                    1,050          1,050                               0
                          Development
                          Specialist,
                          Affiliated Computer
                          Services, Inc.

Jeffrey Keats             Manager, Affiliated                  1,570          1,198                             372
                          Computer Services,
                          Inc

Robert E. Barth           Administrator,                       4,077          4,077                               0
                          Disaster Recovery,
                          Affiliated Computer
                          Services, Inc.

Robert Ball               Vice President,                      2,038          1,233                             805
                          Affiliated Computer
                          Services, Inc.

John Bernardy             Vice President,                      6,175          2,604                           3,571
                          General Manager,
                          Affiliated Computer
                          Services, Inc.

Peter A. Bracken          Director and                         3,167          1,863                           1,304
                          Vice-Chairman, ACS
                          Government Services,
                          Inc.

Randy P. Bubb             Executive Vice                       1,991          1,113                             878
                          President, ACS
                          Enterprise
                          Solutions, Inc.

Donald P. Dremluk         Former employee of                   2,408          2,408                               0
                          ACS Defense, Inc.

Warren Edwards            Executive Vice                       2,973             63                           2,910
                          President,
                          Affiliated Computer
                          Services, Inc.

Werner L. Gade            Former employee of                   1,447          1,100                             347
                          Affiliated Computer
                          Services, Inc.

Royce B. Green            Senior Vice                          4,511          1,014                           3,497
                          President,
                          Affiliated Computer
                          Services, Inc.

Larry C. Harris           Manager, Affiliated                  1,153          1,153                               0
                          Computer Services,
                          Inc.

Henry G. Hortenstine      Executive Vice                       1,419             86                           1,333
                          President,
                          Affiliated Computer
                          Services, Inc.

Mark A. King              Chief Operating                     50,416            922                          49,494
                          Officer, Director,
                          Affiliated Computer
                          Services, Inc.

James Miller              Senior Information                   2,073          1,745                             328
                          Management
                          Specialist, ACS
                          Defense, Inc.

John Rexford              Executive Vice                       2,668            607                           2,061
                          President,
                          Affiliated Computer
                          Services, Inc.

Jeffrey A. Rich           President, Chief                    27,795            113                          27,682
                          Executive Officer,
                          Director, Affiliated
                          Computer Services,
                          Inc

William Woodard           Former employee of                   3,357          3,054                             303
                          Affiliated Computer
                          Services, Inc.

* All Selling Stockholders will own less than 1% of the outstanding shares of the Common Stock after the offering.

(1) Represents shares of the Common Stock beneficially owned by the named individual as of May 30, 2001.

(2) Does not constitute a commitment to sell any or all of the stated number of shares of the Common Stock. The number of shares of the Common Stock offered shall be determined from time to time by each Selling Stockholder in his or her sole discretion.

                              PLAN OF DISTRIBUTION

         The Selling Stockholders may sell all or a portion of the shares of the Common Stock from time to time under this Prospectus in one or more transactions on the New York Stock Exchange, or other exchange, in a negotiated transaction or in a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at prices otherwise negotiated. The Selling Stockholders may effect such transactions by selling the shares of the Common Stock to or through broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the shares of the Common Stock for whom such broker-dealers may act as agent (which compensation may be less than or in excess of customary commissions).

         The Selling Stockholders and any broker-dealers that participate in the distribution of the shares of the Common Stock may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit on the resale of the shares of the Common Stock sold by them may be deemed to be underwriting discounts and commissions under the Act. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

         In addition to any shares of the Common Stock sold hereunder, the Selling Stockholders may, at the same time, sell any other shares of the Common Stock, owned by them in compliance with all of the requirements of Rule 144, regardless of whether such shares of the Common Stock are covered by this Prospectus.

         There is no assurance that the Selling Stockholders will sell all or any portion of the shares of the Common Stock covered by this Prospectus.

         The Company will pay all expenses related to registering the shares of the Common Stock covered by this Prospectus and will not receive any proceeds from sales of any such shares of the Common Stock by the Selling Stockholders to the public.

                                  LEGAL MATTERS

         The validity of the Common Stock issuable under the Plans has been passed upon for us by Jackson Walker L.L.P., Dallas, Texas.

                                     EXPERTS

         The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended June 30, 2000, have been so incorporated in reliance on the report of Pricewaterhousecoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.           INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Securities and Exchange Commission (the "Commission") by Affiliated Computer Services, Inc. (the "Company"), are incorporated herein by reference and made a part hereof:

         (i) Annual Report of the Company on Form 10-K for the fiscal year ended June 30, 2000 (the "Annual Report");

         (ii) Annual Report of the Affiliated Computer Services, Inc. Savings Plan on Form 11-K for the fiscal year ended December 31, 2000;

         (iii) Annual Report of the ACS Business Process Solutions Savings Plan on Form 11-K for the fiscal year ended December 31, 2000;

         (iv) Annual Report of the ACS Shared Services Savings Plan on Form 11-K for the fiscal year ended December 31, 2000;

         (v) Annual Report of the ACS Desktop Solutions, Inc. 401(k) Profit Sharing Plan on Form 11-K for the fiscal year ended December 31, 2000;

         (vi) Annual Report of ACS Defense, Inc. Profit Sharing and 401(k) Plan on Form 11-K for the fiscal year ended December 31, 2000;

         (vii) Annual Report of The 401(k) Savings Plan for ACS-GSG on Form 11-K for the fiscal year ended December 31, 2000;

         (viii)   Quarterly Report on Form 10-Q filed on November 4, 2000;

         (ix)     Quarterly Report on Form 10-Q filed on February 14, 2001;

         (x)      Quarterly Report on Form 10-Q filed on May 15, 2001;

         (xi)     Current Report on Form 8-K filed on March 8, 2001;

         (xii)    Current Report on Form 8-K filed on April 4, 2001;

         (xiii)   All other reports filed with the Commission pursuant to
                  Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the documents referred to in the Annual Report.

         In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all of the Common Stock offered hereunder has been sold or which deregisters all of such Common Stock then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.           DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.           INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not applicable.

ITEM 6.           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Delaware General Corporation Law (the "DGCL") authorizes Delaware corporations to limit the liability of directors and officers to the corporation or its stockholders for money damages, except for (a) breaches of a director's duty of loyalty to the corporation or its stockholders; (b) acts or omissions not in good faith or involving intentional misconduct or knowing violations of the law; (c) the payment of unlawful dividends or unlawful stock repurchases or redemptions; or (d) transactions in which the director received an improper personal benefit. The DGCL, unless limited by the corporation's charter, provides that indemnification is mandatory to the extent that a director, officer, employee or agent, acting in good faith, and in a manner that he or she reasonably believes to be in, or not opposed to, the best interests of the corporation, or with respect to any criminal action or proceeding, there was no reason to believe that his or her conduct was unlawful, or has been successful on the merits or otherwise in the defense of any proceeding covered by the indemnification statute. The DGCL generally permits indemnification for expenses incurred in the defense or settlement of derivative or third party actions, provided that there is a determination by a majority vote of the directors who are not parties to the action even though less than a quorum, or by a committee of directors designated by a majority vote of the directors, even though less than a quorum, or if such directors so direct, by independent legal counsel in a written opinion, or by the stockholders, that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, or in a criminal proceeding that the person had no reason to believe that his or her conduct to be unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable. The DGCL states that the indemnification provided by the statute shall not be deemed exclusive of any other rights under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

         Article Ninth of the Certificate of Incorporation of the Company limits the liability of directors and officers to the fullest extent permitted by the DGCL. Article Ninth of the Charter of the Company also authorizes the Company to enter into contracts, adopt bylaws or resolutions to provide for the indemnification of the Company's directors and officers. Section 33 of the

Company's bylaws provides for the indemnification of the Company's directors and officers to the fullest extent permitted by the DGCL. In addition, the Company's directors and officers are covered by certain insurance policies maintained by the Company.

         Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 7.           EXEMPTION FROM REGISTRATION CLAIMED.

         Not applicable.

ITEM 8.           EXHIBITS.

         The following is a list of all exhibits filed as a part of this Registration Statement, including those incorporated herein by reference.

Number            Description of Exhibit
------            ----------------------

5.1               Opinion of Jackson Walker L.L.P.*

23.1              Consent of PricewaterhouseCoopers LLP*

23.2              Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)*

24.1              Power of Attorney (included on signature page filed herewith)*

99.1              Form of Affiliated Computer Services, Inc. Savings Plan*

99.2              Form of ACS Business Process Solutions Savings Plan*

99.3              Form of ACS Shared Services Savings Plan*

99.4              Form of ACS Desktop Solutions, Inc. 401(k) Profit Sharing Plan*

99.5              Form of ACS Defense, Inc. Profit Sharing and 401(k) Plan*

99.6              Form of The 401(k) Savings Plan for ACS-GSG*

----------

*        Filed herewith.

ITEM 9.           UNDERTAKINGS.

         (a)      The Company hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any material information with respect
to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

                  (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The Company hereby undertakes that, for purposes of determining any liability under the Act, each filing of the Company's annual report pursuant to
Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of the Plans' annual reports pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 30th day of May, 2001.

AFFILIATED COMPUTER SERVICES, INC.

         By:      /s/ WILLIAM L. DECKELMAN, JR.
                  --------------------------------------------
                  William L. Deckelman, Jr.
                  Executive Vice President and General Counsel

                                POWER OF ATTORNEY

         Each person whose signature appears below authorizes William L. Deckelman, Jr., to execute in the name of each such person who is then an officer or director of the Company, and to file any amendments to this Registration Statement necessary or advisable to enable the Company to comply with the Act, and any rules, regulations and requirements of the Commission, in respect thereof, in connection with the registration of the securities which are the subject of this Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate.

         Pursuant to the requirements of the Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                               DATE

/s/ DARWIN DEASON                           Chairman of the Board               May 30, 2001
------------------------------------
Darwin Deason

/s/ JEFFREY A. RICH                         President, Chief Executive Officer  May 30, 2001
------------------------------------        and Director
Jeffrey A. Rich

/s/ MARK A. KING                            Chief Operating Officer             May 30, 2001
------------------------------------        and Director
Mark A. King

/s/ WARREN EDWARDS                          Executive Vice President and        May 30, 2001
------------------------------------        Chief Financial Officer
Warren Edwards

/s/ HENRY G. HORTENSTINE                    Executive Vice President            May 30, 2001
------------------------------------        and Director
Henry G. Hortenstine

/s/ WILLIAM L. DECKELMAN, JR.               Executive Vice President,           May 30, 2001
------------------------------------        Secretary, General Counsel
William L. Deckelman, Jr.                   and Director

/s/ JOHN REXFORD                            Executive Vice President            May 30, 2001
------------------------------------
John Rexford

/s/ LYNN BLODGETT                           Executive Vice President            May 30, 2001
------------------------------------
Lynn Blodgett

/s/ FRANK A. ROSSI                          Director                            May 30, 2001
------------------------------------
Frank A. Rossi

/s/ JOSEPH P. O'NEILL                       Director                            May 30, 2001
------------------------------------
Joseph P. O'Neill

/s/ CLIFFORD M. KENDALL                     Director                            May 30, 2001
------------------------------------
Clifford M. Kendall

/s/ PETER A. BRACKEN                        Director                            May 30, 2001
------------------------------------
Peter A. Bracken

         Pursuant to the requirements of the Act, the Plans have duly caused this Registration Statement to be signed by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on the 30th day of May, 2001.

AFFILIATED COMPUTER SERVICES, INC. SAVINGS PLAN

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

ACS BUSINESS PROCESS SOLUTIONS SAVINGS PLAN

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

ACS SHARED SERVICES SAVINGS PLAN

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

ACS DESKTOP SOLUTIONS, INC. 401(k) PROFIT SHARING PLAN

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

ACS DEFENSE, INC. PROFIT SHARING AND 401(k) PLAN

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

THE 401(k) SAVINGS PLAN FOR ACS-GSG

By:               /s/ LORA VILLARREAL
                  -----------------------------------------------------
Printed Name:     Lora Villarreal
Title:            Administrative Committee Member

                               INDEX TO EXHIBITS

EXHIBIT
NUMBER            DESCRIPTION
-------           -----------

5.1               Opinion of Jackson Walker L.L.P.*

23.1              Consent of Pricewaterhousecoopers LLP*

23.2              Consent of Jackson Walker L.L.P. (included in Exhibit 5.1)*

24.1              Power of Attorney (included on signature page filed herewith)*

99.1              Form of Affiliated Computer Services, Inc. Savings Plan*

99.2              Form of ACS Business Process Solutions Savings Plan*

99.3              Form of ACS Shared Services Savings Plan*

99.4              Form of ACS Desktop Solutions, Inc. 401(k) Profit Sharing Plan*

99.5              Form of ACS Defense, Inc. Profit Sharing and 401(k) Plan*

99.6              Form of The 401(k) Savings Plan for ACS-GSG*

----------

*        Filed herewith.